[AGL RESOURCES LOGO]

FOR IMMEDIATE RELEASE

Financial Contact:

Steve Cave

Director, Investor Relations

 (404) 584-3801

Media Contact:

Nick Gold

Director, Community Affairs

(404) 584-3457

AGL RESOURCES REPORTS THIRD QUARTER EARNINGS

COMPANY INCREASES FULL YEAR 2003 EARNINGS GUIDANCE

ATLANTA, October 30, 2003 - AGL Resources Inc. (NYSE: ATG) today reported net income of $22.2 million, or $0.35 per basic share ($0.34 per diluted share), for the third quarter of 2003, compared with $9.4 million, or $0.17 per basic and diluted share, reported in the third quarter of last year.  After deducting a pre-tax $7.9 million, or $0.08 per basic share, net impact related to a gain on the sale of company property and charitable contribution to a private foundation, earnings for the quarter were $0.27 per basic share.  Weighted average basic shares outstanding were 64.0 million for the quarter ended September 30, 2003, an increase of 7.8 million shares, or 13.9 percent, from the quarter ended September 30, 2002.

“Our third quarter results illustrate the steady contribution and maturity of our businesses,” said Paula G. Rosput, chairman, president and chief executive officer of AGL Resources.  “We’re still a distance from the finish line, but we’ve found our groove.”

FINANCIAL RESULTS

CONSOLIDATED

Consolidated earnings before interest and taxes (EBIT) for the quarter were $55.7 million, as compared with $36.0 million in 2002.  The key drivers of the $19.7 million increase in EBIT as compared to last year were:

•

$7.9 million of increased EBIT, net from the closing on the sale of the company’s 34-acre Caroline Street campus partly offset by a donation to the AGL Resources Private Foundation, Inc.  The company recorded a gain of $15.9 million on the sale of the Caroline Street campus of which $21.5 million of the gain was related to the distribution operations segment, and a $5.6 million loss was in the company’s corporate segment.  In connection with the closing, the company contributed $8.0 million to the AGL Resources Private Foundation, Inc., a non-profit foundation that makes charitable contributions to qualified tax-exempt organizations within the communities of the company’s customers and office locations.

•

$7.2 million of increased EBIT from the energy investments segment, primarily from improved performance at SouthStar Energy Services and the increase in AGL Resources’ ownership interest in the partnership from 50 percent in 2002 to 70 percent in 2003.

•

$6.0 million increased EBIT at corporate, excluding the loss associated with the disposal of the Caroline Street assets, primarily due to a loss recognized in the third quarter of last year associated with the termination of an automated meter reading contract.

•

$1.0 million of decreased EBIT in the distribution operations segment, excluding the gain on the sale of the Caroline Street campus and the contribution to the private foundation, principally due to higher operating expenses related to increased corporate overhead costs partly offset by higher operating margins.

•

$0.4 million lower EBIT in the wholesale services segment principally due to decreased operating margins partially offset by lower operating expenses.

Net income for 2003 reflects lower corporate interest expense of $2.2 million for the quarter as a result of lower average debt balances attributable to the equity offering in February 2003.  The increase in EBIT and lower interest expense was partly offset by higher income taxes of $9.1 million resulting from the higher pre-tax earnings and a higher projected effective state tax rate in 2003.

DISTRIBUTION OPERATIONS

The distribution operations segment contributed $57.5 million of EBIT for the quarter, a $12.5 million increase as compared to the third quarter of 2002.  The increase is primarily due to $13.5 million, net from the sale of the Caroline Street campus and the private foundation contribution.  Excluding the impact of these two transactions, distribution operations continued to perform as expected with continued growth in operating margin.  Operating margin was $1.9 million higher during the quarter as compared to 2002 primarily as a result of increases from higher average usage per connected customer and an overall increase in the average number of connected customers to 1.815 million during the third quarter of 2003 versus 1.799 million connected customers in 2002.

This increase in operating margin was offset by an increase in total operating expenses of $3.0 million, to $88.3 million, for the quarter as compared with $85.3 million in the same period last year.  The increase in operating expenses in the third quarter of 2003 was primarily due to increased corporate overhead costs, which included higher building lease costs and general business insurance costs, as well as an increase in benefit costs, primarily related to pension and postretirement benefit plans.

WHOLESALE SERVICES

The wholesale services segment, comprised primarily of Sequent Energy Management,  contributed $0.9 million in EBIT for the quarter as compared to EBIT of $1.3 million last year, a $0.4 million decrease.  This EBIT decrease is primarily due to a decline in operating margin of $1.1 million to $4.3 million for the quarter as compared to $5.4 million in the prior year.  The lower operating margin was primarily the result of decreased volatility during the third quarter of 2003 due to mild weather.  This compares to the third quarter of 2002 when warmer weather in the Northeast and two hurricanes in the Gulf of Mexico increased volatility in the gas markets and led to increased margins at Sequent.

The third quarter 2003 decreases were offset by an approximately 4.0 percent increase in physical volumes sold during the quarter as compared to third quarter 2002 resulting from Sequent’s continued efforts to increase the number of counterparties with whom it conducts transactions and to expand into the Midwest and the upper mid-Atlantic natural gas markets.  The decrease in operating margin was partially offset by a decrease in operating expenses of $1.0 million as compared to the prior year primarily due to a net decrease in employee related compensation costs.

ENERGY INVESTMENTS

The energy investments segment realized EBIT of $4.0 million for the current quarter as compared to an EBIT loss of $3.2 million in the same period last year, an increase of $7.2 million.  Earnings from SouthStar were $7.5 million higher in 2003 than in 2002.  Earnings were $5.9 million higher as a result of higher operating margins and reduced operating and bad debt expenses at SouthStar and $1.6 million higher from the increase in our ownership percentage in SouthStar in 2003.

CORPORATE

Corporate EBIT improved slightly year-over-year by $0.4 million from an EBIT loss of $7.1 million in the third quarter of 2002 to an EBIT loss of $6.7 million for the current quarter.  The improvement was primarily due to recognition of a $6.4 million loss in the third quarter of last year associated with the termination of an automated meter reading contract offset by a loss during the current year quarter of $5.6 million associated with the disposal of the Caroline Street campus.

Consolidated interest expense decreased by $2.2 million for the third quarter of 2003, principally due to lower average debt balances resulting from the repayment of debt from proceeds generated by the company’s equity offering in February 2003.  Consolidated income taxes increased $9.1 million as compared to the prior year.  Of this increase, $7.8 million is the result of higher earnings, while $1.3 million is the result of an increase in the projected effective tax rate resulting from new state tax law in Georgia.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2003, net income was $92.9 million, or $1.48 per basic share ($1.47 per diluted share), compared to $71.8 million, or $1.28 per basic share ($1.27 per diluted share), for the same period in 2002.  After deducting the pre-tax $7.9 million net impact related to the sale of the company’s Caroline Street campus and contribution to the private foundation, net income for the nine months ended September 30, 2003 was $88.1 million or $1.41 per basic ($1.39 per diluted share).

As reported in the first quarter of 2003, net income for the nine-month period ended September 30, 2003 includes a $7.8 million after-tax charge resulting from the cumulative effect of a change in accounting principle resulting from the final provisions of Emerging Issues Task Force (EITF) 02-03, which rescinded EITF 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.”

Operating revenues increased $79.3 million for the nine months ended September 30, 2003 from $626.1 million in the prior year to $705.4 million for 2003.  This increase resulted primarily from increased distribution revenues of $52.1 million, mainly the result of weather-related volumes and revenues at Virginia Natural Gas and from increased wholesale services and energy investment revenues of $23.2 million and $3.7 million, respectively.

Consolidated EBIT for the nine months ended September 30, 2003 was $222.5 million, up $46.0 million from the $176.5 million reported in the previous year.  This increase in EBIT reflects increased EBIT contributions from all segments of the business.  For the nine months ended September 30, 2003, EBIT increased $18.4 million for distribution operations due to the gain on the sale of the Caroline Street campus net of the private foundation contribution, increased operating margins of $8.8 million, primarily resulting from the weather normalization program and colder weather in 2003 at Virginia Natural Gas, offset by increased total operating expenses of $4.1 million.  Additionally, for the nine months ended September 30, 2003, wholesale services’ EBIT increased $17.1 million, of which $12.6 million relates to Sequent’s first quarter 2003 sale of substantially all of its inventory balances that were impacted on January 1, 2003 by the now rescinded EITF 98-10; energy investments’ EBIT increased $8.5 million due primarily to increased earnings from SouthStar; and corporate EBIT increased $2.0 million.

EARNINGS OUTLOOK

In January 2003, AGL Resources provided earnings guidance for 2003 in the range of $1.85 to $1.90 per share.  As a result of the improved performance year-to-date relative to 2002 results, the company is increasing its 2003 guidance to a range of $1.91 to $1.96 per share.

 “Our business units have performed well this quarter and throughout this year, and we expect to sustain that momentum in the fourth quarter,” said Richard T. O’Brien, executive vice president and chief financial officer of AGL Resources.  “As a result, and given our current assumptions for the balance of 2003, we expect our results for the year to be better than when we issued guidance in January 2003.”

Earnings Conference Call Webcast:  The AGL Resources third-quarter 2003 earnings conference call, scheduled for October 30, 2003, at 9 a.m. (EDT), can be accessed via the AGL Resources website at www.aglresources.com.   The call will address the Company’s financial results for the quarter and nine months ended September 30, 2003, as well as other general corporate updates.  The webcast replay of the call will be available on the website through the close of business on November 6, 2003.

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Its utility subsidiaries - Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company – serve more than 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management services, including wholesale trading, marketing, gathering and transportation. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. For more information, visit www.aglresources.com.

This press release contains forward-looking statements.  Company management cautions readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond company management’s ability to control or estimate precisely.  Those factors include, but are not limited to, the following: changes in industrial, commercial, and residential growth in the company’s service territories and those of the company’s subsidiaries; changes in price and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including various orders of the state public service commissions and the Federal Energy Regulatory Commission, on the gas and electric industries and on the company, including the impact of Atlanta Gas Light Company's performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers; impact of Georgia’s Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers and the company’s wholesale services segment’s counterparties; excess network capacity and demand/growth for dark fiber in metro network areas of AGL Networks’ customers; AGL Networks’ introduction and market acceptance of new technologies and products, as well as the adoption of new networking standards; ability of AGL Networks to produce sufficient capital to fund its business; ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks’ dark-fiber services; industry consolidation; performance of equity and bond markets and the impact on pension fund costs; impact of acquisitions and divestitures; changes in accounting policies and practices issued periodically by accounting standard-setting bodies; direct or indirect effects on the company’s business, financial condition or liquidity resulting from a change in the company’s credit ratings or the credit ratings of the company’s competitors or counterparties; interest rate fluctuations, financial market conditions, and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of the company’s business; and other risks described in the company’s documents on file with the Securities and Exchange Commission.

Supplemental Information

Company management evaluates the financial performance and operational effectiveness of its segments on an earnings before interest and taxes (EBIT) measure, which includes other income, but excludes financing costs, including interest and debt expense, income taxes and the cumulative effect of changes in accounting principles, each of which company management evaluates on a consolidated level.  Company management believes EBIT is a useful measurement of the company’s performance because it provides information that can be used to evaluate the effectiveness of the company’s businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which are directly relevant to the efficiency of those operations.  However, EBIT should not be considered an alternative to, or a more meaningful indicator of the company’s operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States of America.  In addition, the company’s EBIT may not be comparable to a similarly titled measure of another company.

###

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Nine Months Ended
September 30, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2003	9/30/2002	Fav/(Unfav)	9/30/2003	9/30/2002	Fav/(Unfav)

Operating Revenues	$166.3	$193.0	($26.7)	$705.4	$626.1	$79.3
Cost of Sales	29.2	57.0	27.8	223.2	178.5	(44.7)

Operating Margin	137.1	136.0	1.1	482.2	447.6	34.6

Total Operating Expenses	94.8	97.6	2.8	297.5	293.3	(4.2)

Gain on sale of Caroline Street campus	15.9	-	15.9	15.9	-	15.9
Operating Income	58.2	38.4	19.8	200.6	154.3	46.3

Donation to private foundation	(8.0)	-	(8.0)	(8.0)	-	(8.0)
Other (Loss) Income	5.5	(2.4)	7.9	29.9	22.2	7.7

Earnings Before Interest & Taxes	55.7	36.0	19.7	222.5	176.5	46.0

Interest Expense	19.2	21.4	2.2	57.3	65.3	8.0

Earnings Before Income Taxes	36.5	14.6	21.9	165.2	111.2	54.0

Income Taxes	14.3	5.2	(9.1)	64.5	39.4	(25.1)

Income Before Cumulative Effect of
Change in Accounting Principle	22.2	9.4	12.8	100.7	71.8	28.9

Cumulative Effect of Change in Accounting Principle	-	-	-	(7.8)	-	(7.8)

Net Income	$22.2	$9.4	$12.8	$92.9	$71.8	$21.1

EPS Before Cumulative Effect of Change in Accounting Principle
Basic	$0.35	$0.17	$0.18	$1.61	$1.28	$0.33
Diluted	$0.34	$0.17	$0.17	$1.59	$1.27	$0.32

EPS
Basic	$0.35	$0.17	$0.18	$1.48	$1.28	$0.20
Diluted	$0.34	$0.17	$0.17	$1.47	$1.27	$0.20

Shares Outstanding
Basic	64.0	56.2	7.8	62.6	56.0	6.6
Diluted	64.8	56.6	8.2	63.2	56.4	6.8

AGL Resources Inc.
EBIT Schedule
For the Three and Nine Months Ended
September 30, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2003	9/30/2002	Fav/(Unfav)	9/30/2003	9/30/2002	Fav/(Unfav)

Distribution Operations	$57.5	$45.0	($12.5)	$182.4	$164.0	$18.4
Wholesale Services	0.9	1.3	(0.4)	21.9	4.8	17.1
Energy Investments	4.0	(3.2)	7.2	26.6	18.1	8.5
Corporate	(6.7)	(7.1)	0.4	(8.4)	(10.4)	2.0
Consolidated EBIT	55.7	36.0	19.7	222.5	176.5	46.0
Interest Expense	19.2	21.4	2.2	57.3	65.3	8.0
Income Taxes	14.3	5.2	(9.1)	64.5	39.4	(25.1)
Income Before Cumulative Effect of Change in Accounting Principle	22.2	9.4	12.8	100.7	71.8	28.9
Cumulative Effect of Change in Accounting Principle	-	-	-	(7.8)	-	(7.8)
Net Income	$22.2	$9.4	$12.8	$92.9	$71.8	$21.1

Earnings per Common Share Before Cumulative Effect of Change in Accounting Principle
Basic	$0.35	$0.17	$0.18	$1.61	$1.28	$0.33
Diluted	$0.34	$0.17	$0.17	$1.59	$1.27	$0.32

Earnings per Common Share
Basic	$0.35	$0.17	$0.18	$1.48	$1.28	$0.20
Diluted	$0.34	$0.17	$0.17	$1.47	$1.27	$0.20